Exhibit 99.1

THE MIDDLEBY CORPORATION

1400 Toastmaster Drive, Elgin, Illinois 60120 • (847) 741-3300

Cathy L. McCarthy Named to Middleby Board of Directors

Elgin, Ill. (November 9, 2015)—The Middleby Corporation (NASDAQ: MIDD) today announced that Cathy L. McCarthy has been named to The Middleby Corporation Board of Directors.

Ms. McCarthy brings more than 35 years of financial and business leadership experience to Middleby. She has held CEO and CFO-level positions at NASDAQ-listed, NYSE-listed and private companies in a variety of industries.

“The financial expertise and extensive business experience Cathy brings to the Middleby Board will be a tremendous asset to our entire organization,” said Selim A. Bassoul, Chairman and CEO of The Middleby Corporation. “Having served in senior roles in a many businesses environments and special situations, Cathy brings a unique perspective to our board. Her deep financial background will be an asset to the Middleby Audit Committee.”

Ms. McCarthy began her career at Mellon Bank, NA, New York.  After her time at Mellon, she held positions as CFO for Wherehouse Entertainment, Giant Group, PIA Merchandising. She was then CEO for SM&A before becoming CEO of Cross Tack, Inc.

ABOUT THE MIDDLEBY CORPORATION

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used in the commercial foodservice, food processing, and residential kitchen equipment industries. The company’s leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, CTX®, Desmon®, Doyon®, Eswood®, frifri®, Giga®, Goldstein®,Holman®, Houno®, IMC®, Induc®, Jade®, Lang®, Lincat®, MagiKitch’n®, Market Forge®, Marsal®, Middleby Marshall®, MPC©, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef®, Viking®, Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, Processing Equipment Solutions®, RapidPak®, Spooner Vicars®, Stewart Systems® and Thurne®. The company’s leading equipment brands serving the residential kitchen industry include AGA®, AGA Cookshop® Brigade®, Divertimenti®, Falcon®, Fired Earth®, Grange®, Heartland®, La Cornue®, Leisure® Marvel®, Mercury®, Northland®, Rangemaster®, Rayburn®, Stanley®, U-Line® and Viking®.

In 2014 and 2015 The Middleby Corporation was named a FORTUNE Magazine Fastest Growing Company.  For more information about The Middleby Corporation and the company brands, please visit  www.middleby.com.

Contact: Darcy Bretz (847) 429-7756